Exhibit 10.2
GIBRALTAR STEEL CORPORATION NON-QUALIFIED
STOCK OPTION PLAN

Second Amendment to
Second Amendment and Restatement

RECITALS:
     On September 21, 1993, Gibraltar Steel Corporation, a Delaware corporation with offices at 3556 Lake Shore Road, Buffalo, New York 14219 (now known as Gibraltar Industries, Inc. (the “Company”)) adopted a non-qualified stock option plan known as the “Gibraltar Steel Corporation Non-Qualified Stock Option Plan” (the “Non-Qualified Option Plan”) to enable the Company to attract and retain highly qualified individuals as members of the Board of Directors of the Company by providing the Company a program under which it could grant equity based incentive compensation to such individuals.
     In connection with the adoption by the Company of the Gibraltar Industries, Inc. 2005 Equity Incentive Plan, the Company amended the Plan to prohibit the issuance of any additional options effective as of May 19, 2006.
     The Company now desires to amend the Plan effective as of June 1, 2007 to modify the manner in which the exercise price payable in connection with the exercise of any options may be paid.
     NOW, THEREFORE, in order to carry into effect the termination of the Non-Qualified Option Plan, the Company hereby adopts the following as the Second Amendment to the Second Amendment and Restatement of the Non-Qualified Option Plan effective as of June 15, 2007:
     1. Section 8 of the Plan is hereby amended by deleting the same in its entirety and substituting therefore a new Section 8 to read as follows:
     “1. Exercise of Option. Options shall be exercised as follows:
          (a) Notice. Each option, or any installment thereof, shall be exercised, whether in whole or in part, by giving written notice to the Company at its principal office, specifying the options being exercised (by reference to the date of the grant of the option), the number of shares to be purchased, the purchase price being paid in connection with the exercise of the option and the manner of payment of the purchase price elected by the Optionee. Each such notice shall also contain representations on behalf of the Optionee that he acknowledges that the Company is selling the shares being acquired by him under a claim of exemption from registration under the Securities Act of 1933 as amended (the “Act”), as a transaction not involving any public offering; that he represents and warrants that he is acquiring such shares with a view to “investment” and not with a view to distribution or resale; and that he agrees not to transfer, encumber or dispose of the shares unless: (i) a registration statement with respect to the shares shall be effective under the Act, together with proof satisfactory to the Company that there has been compliance with applicable state law; or (ii) the Company shall have received an opinion of counsel in form and content satisfactory to the Company to the effect that the transfer qualifies under Rule 144 or some other disclosure exemption from registration and that no violation of the Act or applicable state laws will be involved in such transfer, and/or such other documentation in connection therewith as the Company’s counsel may in its sole discretion require.
          (b) Payment. Payment of the purchase price for shares of Common Stock to be acquired in connection with the exercise of any options granted under this Plan (including specifically, options granted prior to May 19, 2006) may be made using any of the following payment methods, whichever is elected by the Optionee in the notice of exercise which is delivered to the Company: (i) by delivery to the Company of cash or a certified or bank check payable to the order of the Company in an amount equal to the portion of the purchase price which is payable in connection with the exercise of such option; (ii) by delivery to the Company of previously acquired shares of the Company’s Common Stock having an aggregate fair market value equal to the portion of the purchase price which is payable in connection with the exercise of such option, provided that such previously acquired shares of Common Stock have been held by the Optionee for such period of time as may be required by the Committee at the time such shares are delivered to the Company in connection with the Optionee’s exercise of his/her option hereunder; (iii) to the extent permitted under applicable law, through any cashless exercise sale and remittance procedure that the Committee, in its discretion, may from time to time approve; (iv) by a “net exercise” arrangement pursuant to which the number of shares of Common stock issued to the Optionee in connection with the Optionee’s exercise of the Option will be reduced by the Company’s retention of a portion of the shares of the Company’s Common Stock to be issued in connection with the exercise of such option, which shares of Common Stock have an aggregate fair market value equal to the sum of: (A) the total exercise price payable for that number of shares of the Company’s Common Stock (including retained shares) which is to be issued upon the exercise by the Optionee of the number of options identified by the Optionee in the exercise notice; and (B) the aggregate amount of the statutory minimum withholding taxes payable in connection with the Optionee’s payment of the purchase price for the exercise of his options using the “net exercise” arrangement provided for by this Section 8(b)(iii); or (v) any other method of payment as the Committee may, from time to time approve. In connection with payment by an Optionee of the purchase price due in connection with the exercise of an option using the “net exercise” arrangement provided for above, the option shall be deemed to have been exercised by the Optionee with respect to the shares of Common Stock used to pay the exercise price, the shares of Common Stock used to satisfy the Company’s statutory minimum withholding tax obligations and the shares of Common Stock issued to the Optionee in connection with the “net exercise” arrangement. If shares of the Company’s Common Stock are delivered (or retained by the Company) as payment of the purchase price for shares of Common Stock to be acquired in connection with the exercise of options granted hereunder, the shares of Common Stock which are delivered (or retained by the Company) in payment of such purchase price shall be equal in value to the fair market value (determined in accordance with the principles set forth in Section 6 hereof) of the Common Stock on the day immediately preceding the day on which such Common Stock is delivered (or retained by the Company) in connection with the exercise of options granted hereunder.
          (c) Issuance of Certificates. Certificates representing the shares purchased by the

Optionee shall be issued as soon as practicable after the Optionee has complied with the provisions of Section 8(a) hereof.
          (d) Rights as a Stockholder. The Optionee shall have no rights as a stockholder with respect to the shares of Common Stock purchased until the date of the issuance to him of a certificate representing such shares.”
     2. Except as otherwise provided in Section 1 above, the terms of the Plan as contained in the Second Amendment and Restatement of the Plan effective as of February 11, 1997, as amended, by the First Amendment to the Second Amendment and Restatement of the Plan effective as of May 19, 2006 shall be and remain in full force and effect, without modification or amendment.
     IN WITNESS WHEREOF, Gibraltar Industries, Inc. has caused this Second Amendment to the Second Amendment and Restatement of the Gibraltar Steel Corporation Non-Qualified Stock Option Plan to be executed as of this 15th day of June, 2007.

GIBRALTAR INDUSTRIES, INC.
/s/ David W. Kay
Name:	David W. Kay
Title: Executive Vice President, Chief Financial Officer and Treasurer

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